                                                                   EXHIBIT 10.26





                            STOCK PURCHASE AGREEMENT


                                 SALE OF SHARES

                                       IN

                        AMOCO CONGO EXPLORATION COMPANY

                                      AND

                         AMOCO CONGO PETROLEUM COMPANY

                                       BY

                            AMOCO PRODUCTION COMPANY

                                       TO
                        WALTER INTERNATIONAL CONGO, INC.

                                      AND

                            THE NUEVO CONGO COMPANY

                               TABLE OF CONTENTS

1.      Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.      Purchase and Sale of Capital Shares   . . . . . . . . . . . . . . .  3

3.      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . .  3

4.      Further Consideration . . . . . . . . . . . . . . . . . . . . . . .  6

5.      Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

6.      Other Mutual Considerations   . . . . . . . . . . . . . . . . . . .  8

7.      Company Name Change   . . . . . . . . . . . . . . . . . . . . . . . 10

8.      Closing Transactions  . . . . . . . . . . . . . . . . . . . . . . . 10

9.      Representations and Warranties of Seller  . . . . . . . . . . . . . 12

10.     Representations and Warranties of Purchasers  . . . . . . . . . . . 17

11.     Additional Agreements, Covenants, Rights and Obligations  . . . . . 23

12.     Breach of Representations or Warranties   . . . . . . . . . . . . . 24

13.     Conditions Precedent for Closing by Seller  . . . . . . . . . . . . 24

14.     Conditions Precedent for Closing by Purchasers  . . . . . . . . . . 26

15.     Actions of the Companies Prior to Closing   . . . . . . . . . . . . 28

16.     Commissions   . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

17.     Termination of Use of Trademarks  . . . . . . . . . . . . . . . . . 31

18.     Records & Access to Properties & Records by Seller & Affiliates   . 31

19.     Indemnification by Seller   . . . . . . . . . . . . . . . . . . . . 31

20.     Indemnification by Purchasers   . . . . . . . . . . . . . . . . . . 32

21.     Right to Defend   . . . . . . . . . . . . . . . . . . . . . . . . . 33

22.     Taxation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

23.     Right of First Refusal  . . . . . . . . . . . . . . . . . . . . . . 37

24.     Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

25.     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

26.     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

27.     No Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

28.     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . 39

29.     Governing Law and Dispute Resolution  . . . . . . . . . . . . . . . 39

30.     Further Assurances and Guaranty   . . . . . . . . . . . . . . . . . 40

31.     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

32.     Severability of Provisions  . . . . . . . . . . . . . . . . . . . . 41

33.     Execution in Counterparts   . . . . . . . . . . . . . . . . . . . . 41

34.     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . 41

35.     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

36.     Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . 41

37.     Restricted Transactions   . . . . . . . . . . . . . . . . . . . . . 42

38.     No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . 42

39.     Compliance with Agreement   . . . . . . . . . . . . . . . . . . . . 42

Schedules:

        Schedule A - Promissory Note, Guaranty and Letter of Credit

        Schedule B - Production Payment

        Schedule C - Letter of Credit

        Schedule D - Tax Agreement

        Schedule E - Law Suits and Claims

        Schedule F - Balance Sheet

        Schedule G - Unplugged Wells

        Schedule H - Listed Agreements

        Schedule I - Continuing Insurance Policies

        Schedule J - Tubulars and Drilling Equipment

        Schedule K - Proprietary Items

        Schedule L - Option Agreement

        Schedule M - Agreement and Plan of Merger

                            STOCK PURCHASE AGREEMENT


        This Agreement is made and entered into as of the 30th day of June, 1994, by and between Amoco Production Company, a Delaware corporation ("Seller"), and Walter International, Inc., a company organized under the laws of Texas and Nuevo Energy Company, a company organized under the laws of Delaware (collectively "Guarantors"), and Walter International Congo, Inc. ("Walter"), a company organized under the laws of Texas, Walter Congo Holdings, Inc. ("Walter Holdings"), a company organized under the laws of Texas, The Nuevo Congo Company ("Nuevo"), a company organized under the laws of Texas and The Congo Holdings Company ("Nuevo Holdings'), a company organized under the laws of Texas (Walter, Walter Holdings, Nuevo and Nuevo Holdings collectively "Purchasers").


                                  WITNESSETH:


        WHEREAS, Seller is the owner of ten (10) issued capital shares, one hundred United States Dollars (U.S. $100.00) par value per share, of each of Amoco Congo Exploration Company ("ACEC") and Amoco Congo Petroleum Company ("ACPC") both Delaware corporations (hereinafter referred to as "Company" or "Companies"), constituting all of the Companies' issued and outstanding shares of capital stock ("Shares"); and

        WHEREAS, Seller desires to sell to Purchasers, and Purchasers desire to purchase from Seller, said Shares for the purchase price and upon the terms and conditions hereinafter set forth;

        NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereby agree as follows:

1.      Definitions

        For the purposes of this Agreement the following terms shall have the following meanings:

        A.     "AFFILIATE" shall mean:

               (1) any company at least fifty percent (50%) of whose shares entitled to vote for the election of directors are owned, directly or indirectly, by such party;

               (2) any company which owns, directly or indirectly, at least fifty percent (50%) of the shares entitled to vote for the election of directors of such party; or

               (3) any company at least fifty percent (50%) of whose shares entitled to vote for the election of directors are owned, directly or indirectly, by a company which at the same time owns, directly or indirectly, at least fifty percent (50%) of the shares entitled to vote for the election of directors of such party.


        B.     "AGREEMENT" shall mean this Agreement and any amendments thereto.

        C. "CLOSING" or "CLOSE" shall mean, respectively, the consummation of or to consummate the transactions contemplated by this Agreement as provided in Article 8.

        D. "CODE" shall mean the U.S. Internal Revenue Code of 1986, as amended. All references herein to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

        E. "CONKOUATI" shall mean the floating production, storage and offloading facility of that name located on the Yombo Permit.

        F. "CONVENTION" shall mean the Convention dated May 25, 1979, as amended, relative to Marine I originally by and between The People's Republic of Congo, Congolese Superior Oil Company, Cities Service Congo Petroleum Corporation, Canadian Superior Oil Ltd., and Societe Nationale de Recherches et d'Exploitation Petrolieres "HYDRO-CONGO".

        G.     "EFFECTIVE DATE" shall mean 12:01 A.M. Congo time on December 1,
               1993.


        H.     "GOVERNMENT" shall mean the government of the Congo.

        I. "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        J. "HYDRO-CONGO" shall mean the Societe Nationale de Recherches et d'Exploitation Petrolieres.

        K. "LETTER OF INTENT" shall mean the Letter of Intent executed by the parties on December 2, 1993, as amended.

        L. "MARINE I" shall mean the area covered by the Marine I exploration permit, offshore Congo, as defined in the Convention as the "Permit" and originally granted pursuant to Decree
               253/79 by the Government.

        M. "YOMBO PERMIT" shall mean the Yombo-Masseko-Youbi exploitation permit issued on March 15, 1989, pursuant to Decree 89/211 of the Government, pursuant to the Convention and created out of Marine I.

        N. "MARINE I JOINT OPERATING AGREEMENT" or "JOA" shall mean the Joint Operating Agreement, as amended, entered into on May 25, 1979, pursuant to the Convention.

        O.     "PRODUCTION PAYMENT" shall have the meaning contained in Article
               4.

        P. "SECURITY" shall mean the security provided by Purchasers to Seller pursuant to the Article 5.

        Q. "TAX RETURNS" shall mean all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "Tax Return" means any of the foregoing Tax Returns.

        R. "TAXES" shall mean all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any of the foregoing Taxes.

        S. "TREASURY REGULATIONS" shall mean the Treasury Regulations promulgated under the Code, including any amendments or any substitute or successor provisions thereto.

2.      Purchase and Sale of Capital Shares

        Pursuant to the terms of this Agreement, on the date of Closing Seller will sell and assign and Purchasers will purchase and accept the Shares. Seller will deliver to Purchasers certificates representing the Shares, together with stock powers duly endorsed by Seller, so that the Shares may be duly registered in Purchasers' name upon receipt by Seller of confirmation that the consideration required pursuant to
        Article 3.A hereof has been received. Each purchase shall be accomplished by a reverse subsidiary merger as described in Article 11.D(4).

3.      Purchase Price

        Upon the terms and subject to the conditions of this Agreement, Purchasers will purchase the Shares for the purchase price ("Purchase Price") of thirty one million five hundred thousand United States ("U.S.") Dollars ($31,500,000), without prejudice to the Production Payment pursuant to Article 4, as follows:

        A.      Purchasers will deliver at the Closing:

                (1) the sum of twenty one million five hundred thousand U.S. Dollars (U.S. $21,500,000) to the bank designated by Seller in Article 8.A hereof, by transfer in immediately available U.S. Dollars; plus

                (2) a Promissory Note in the amount of ten million U.S. Dollars ($10,000,000), subject to increase in accordance with Article 3.B below, in the form attached hereto as Schedule A, which Promissory Note shall be subordinate to the Overseas Private Investment Corporation ("OPIC") financing guarantee on terms acceptable to OPIC and Seller, together with a joint and several guaranty of payment from each of the Guarantors and an unconditional and irrevocable letter of credit in the form attached hereto as Schedule A securing payment of the Promissory Note, which letter of credit shall equal thirty percent (30%) of the principal amount of the Promissory Note after giving effect to the initial payment of principal contemplated in Article 3.B.

        B. At Closing, there shall be a calculation of a Balancing Payment. The Balancing Payment shall be the net sum of all amounts described in this Article 3.B (without duplication). If the Balancing Payment is positive, the principal amount of the Promissory Note shall be increased by such amount. If the Balancing Payment is negative, an initial payment of principal shall be deemed made under the Promissory Note at Closing in the amount of the Balancing Payment. If the Balancing Payment is negative and is in excess of the principal amount of the Promissory Note, the Promissory Note shall be deemed to have been paid in full and the excess amount shall be paid in cash by Seller to Purchasers.

               (1) In the event that the combined Adjusted Working Capital (as hereinafter defined) of the Companies (i) is less than $0.00, the Balancing Payment shall be reduced in the amount by which the Adjusted Working Capital of the Companies is less than $0.00, or (ii) exceeds $0.00, the Balancing Payment shall be increased in the amount by which the Adjusted Working Capital of the Companies so exceeds $0.00. The term "Adjusted Working Capital" shall mean the sum of: the cash, securities and cash equivalents, accounts receivable (minus reserves therefor), crude oil, fuel, materials and supplies, and materials in transit (less reserves therefor), prepaid expenses (including Tax and lease expenses) and other current assets of the Companies as at the Effective Date, less the sum of all current liabilities (which shall not include any liability for disputed royalty as referenced Schedule E) of the Companies as at the Effective Date, all as determined in accordance with generally accepted accounting principles employed by the Companies on a basis consistent with prior periods and exclusive of any deferred income taxes. For purposes of calculating Adjusted Working Capital, the value of any unsold crude oil inventory of the Companies in storage on the Conkouati on the Effective Date shall be included in current assets, shall be measured as of 12:01 a.m. Congo time on the Effective Date and shall be valued based on the net price per barrel received by the Companies for the first sale of crude oil following the Effective Date. In addition, any unsold crude oil lifted from the Conkouati prior to the Effective Date shall be included in such current assets (to the extent not otherwise included in such current assets) at the actual net price received by the Companies, less the royalty and other amounts payable by the Companies with respect thereto (to the extent not otherwise included in such current liabilities).

                       For purposes of both current assets and current liabilities, amounts in local currency will be converted into U.S. dollars using the exchange rate available from BIDC - Pointe Noire (i) on the Effective Date for purposes of Article 3.B(l), and (ii) for purposes of
                       Article 3.B(2) through (4), on the first business day of the month in which Closing occurs.

               (2) The Balancing Payment shall be adjusted to reflect intercompany transfers of cash ("Transfers") between the Effective Date and the Closing. All Transfers from the Companies to Seller and its Affiliates (other than the Companies) shall be subtracted from the sum of all Transfers from Seller and its Affiliates (other than the Companies) to the Companies. If the result so obtained is a positive amount, the Balancing Payment shall be increased by such amount. If the result so obtained is a negative amount, the Balancing Payment shall be reduced by such amount. Transfers do not include payments of receivables and receipts of payables as specified in Article 3.B(4) below.

               (3) The Balancing Payment shall be increased by all capital contributions by Seller to the Companies between the Effective Date and the Closing insofar as such capital contributions do not constitute Transfers.

               (4) Receivables and payables between the Companies and their Affiliates on the date of Closing shall be offset. All of the payables owed by the Companies to Seller and its Affiliates (other than the Companies) on the date of Closing shall be subtracted from the sum of all receivables owed by the Seller and its Affiliates (other than the Companies) to the Companies on the date of Closing. If the result so obtained is a positive amount, the Balancing Payment shall be reduced by such amount. If the result so obtained is a negative amount, the Balancing Payment shall be increased by such amount. All of the receivables and payables that have been offset shall be cancelled.

               (5) Recognizing that the resolution of the royalty issue as addressed in Schedule E will result in increased royalty payments being due from the Companies in the future, the Balancing Payment shall be reduced by an amount (the "Royalty Adjustment") equal to U.S. Dollars two million three hundred thousand (U.S. $2,300,000).

               (6) In order to reflect Purchasers' contribution to the Companies' share of the signature bonus paid to the Government with regard to Amendment No. 2 to the Convention, the Balancing Payment shall be increased by an amount equal to U.S. Dollars one million (U.S. $1,000,000).

        C. No fewer than ten (10) days prior to Closing, Seller shall prepare and deliver to Purchasers an estimated Balancing Payment statement as of the date of Closing. Such Balancing Payment shall be reflected in the Promissory Note as provided in 3.B above. Within ninety (90) days following the date of Closing, Purchasers shall prepare and deliver to Seller a final Balancing Payment statement as of the date of Closing. Within thirty calendar days after Seller's receipt of the final Balancing Payment statement, Purchasers and Seller shall endeavor to agree on the final adjustments of the Balancing Payment. If Seller and Purchasers cannot agree on the final Balancing Payment, the Houston Office of the firm of Price Waterhouse is designated to act as an arbitrator and to decide all points of disagreement with respect to the final Balancing Payment, such decision to be binding on both parties. The costs and expenses of the arbitrator shall be shared equally by Seller and Purchasers. Notwithstanding the Balancing Payment being reflected in the Promissory Note as set forth above, payments pursuant to the final Balancing Payment shall be made in cash. Should any adjustment be necessary to the Balancing Payment as determined at Closing, the party owing funds to the other shall pay such funds within thirty (30) days following the date of agreement or the decision of the arbitrator.

4.      Further Consideration

        A. As further consideration, Purchasers shall cause the Companies to pay Seller a Production Payment based on the crude oil produced and sold by the Companies after the Effective Date as set forth in Schedule B. Purchasers shall use reasonable efforts to sell the crude oil to third parties in arms length transactions in a manner which will achieve the best available net back value FOB the Conkouati for the product. Should the crude oil be marketed by an Affiliate of Seller pursuant to an Agency Agreement or other agreement with Purchasers, Purchasers shall be deemed to have met such "reasonable efforts" requirement.

        B. Payments made pursuant to the Production Payment shall be made by the Companies in U.S. dollars from a United States bank account to a bank account of Seller in the United States, which account shall be designated in writing. The Purchasers further agree that no payments pursuant to the Production Payment will be deducted from the income of any taxpayer for Congolese income tax purposes.

        C. APC and the Purchasers shall reach an agreement as to the value of the Production Payment and shall both report consistently with such agreed upon value for U.S. federal income Tax purposes. If the parties cannot agree upon a value, the parties shall submit the issue to an agreed upon reputable appraiser with expertise in such valuations and shall both report consistently with the valuation determined by such appraiser.

        D. Seller shall be entitled to recoup the Royalty Adjustment, as determined in Article 3.B(5), in the manner set forth this
               Article 4(D). Within forty (40) days after the end of each quarterly period in which IA(n) (hereinafter "Payout Amount") is greater than zero, Purchasers shall pay Seller an amount equal to 50% of IA(n), determined as set forth below, until the sum of all such payments shall equal the Royalty Adjustment, plus interest at a rate of 7.0% per annum on the unrecouped balance of said Royalty Adjustment.

               For period n = 1:

                       IA(l) = IA(O) X (1.020833) + NCF(l); and

               For all periods other than n (1):

                       IA(n) = IA(n-1) X (1.06250) + NCF(n)

               Where:

                       n = the quarterly period in question, with n(l) being the one month period ending December 31, 1993.

                       IA(n) = Payout Amount at the end of the quarterly period "n", where IA(O) = $30,200,000, expressed as a negative number.

                       NCF(n) = Net Cash Flow during the quarterly period "n". For purposes of this Article 4(D), "Net Cash Flow" shall mean proceeds from the sale of (i) the Companies' total Participating Interest share of production and (ii) the Companies' total entitlement to Hydro-Congo's Participating Interest share of production; LESS, applicable royalty payments to the Government and all Costs and Expenses incurred during such quarter. "Costs and Expenses" shall include all costs including capital costs, direct operating costs, indirect operating costs and administrative costs as chargeable to the Joint Account under the JOA, Taxes paid on the total production sold by the Companies and Production Payments. For purposes of computing Net Cash Flow, the principle of depreciation of capital costs shall not be applicable. Net Cash Flow shall be negative in any quarter in which all payments exceed all receipts.

        E. Purchasers shall afford to the officers, attorneys, accountants and other authorized representatives of Seller at Seller's sole risk and expense, free and full access upon reasonable notice to the accounting and production books and records of the Companies in order that such individuals may have full opportunity to make such examinations and audits as Seller shall deem reasonably necessary for the purposes of determining the accuracy of the payments made for the recoupment of the Royalty Adjustment as provided in Article 4.D., provided such examinations shall not unreasonably interfere with the operations of the Companies and shall be carried out during regular business hours. Seller shall have the right to make such copies as it deems necessary of any such accounting and production books and records. Seller shall keep the results of such examinations confidential and shall not reveal the same to any third party without the consent of Purchasers.

        F. The recoupment of the Royalty Adjustment pursuant to Article 4.D shall be subordinate to the OPIC Financing Guarantee on terms acceptable to OPIC and Seller.

        G. In consideration for the execution of Amendment No. 2 to the Convention, Amoco Congo Exploration Company and Amoco Congo Petroleum Company (Amoco Companies) will pay to the Government of the Republic of the Congo a signature bonus sum of U.S. $2,900,625, representing the Companies' net share of such signature bonus. This payment will be financed one hundred percent (100%) by the Companies and shall be treated as a Pre-Effective Date liability, with the amount of $2,900,625 being included as a current liability on the Effective Date for purposes of the Balancing payment calculation in Article 3.B.(l). As noted in Article 3.B.(6), Purchasers' contribution to the Companies' Share of the signature bonus will be included in the balancing payment.

5.      Security

        On the date that this Agreement is signed, Purchasers shall cause Banque Paribas, Houston Agency to issue an Irrevocable Standby Letter of Credit in the form attached hereto as Schedule C, to secure certain aspects of the performance of Purchasers hereunder. The letter of credit may be drawn by Seller as provided therein.

6.      Other Mutual Considerations

        A. Purchasers have reviewed the assets of the Companies and agree to accept those assets at Closing on an "as-is" basis. Seller shall use reasonable efforts to insure that assets as are necessary for the continued operation of the Companies will be present in the Companies at Closing. Purchasers recognize, however, that Seller is attempting to sell certain tubulars and drilling equipment, as listed in Schedule J which are deemed to be surplus to the Companies' operations, but not to include those listed in the letter of November 23, 1993, from Gerald Livingston to Ron Cole likewise included in Schedule J, and certain Submarine Power Cable located in France, which are likewise deemed to be surplus, and agree that the proceeds from any such sale which occurs prior to Closing shall be treated as if they were pre Effective Date proceeds, even if sold after the Effective Date. Any obligations or liabilities for storage or handling charges, customs duties and fees or other costs incurred prior to Closing relating to such surplus equipment and materials shall be reimbursed to the Companies by Seller.

        B. The Companies shall not terminate the national payroll employees of the Companies prior to Closing without the prior consent of Purchasers. The Companies shall retain or assume all of the liability associated with the pension/benefit obligations with respect to the employees of the Companies who are national payroll employees, including but not limited to obligations associated with salary, severance and/or retirement benefits. Purchasers will indemnify and hold Seller and its Affiliates harmless from any claims which may arise from such obligations. Purchasers shall not terminate the employment or reduce the benefits of any of the Companies' national payroll employees (other than for theft or other illegal acts) for a period of one
               (1) year after Closing. The Seller represents and covenants that, at Closing, the Companies shall not have any employees who are non national payroll employees or any liability with respect to any former employees who are or were non national payroll employees, except with regard to potential liability relating to the lawsuit Patricia Bettis vs. Amoco Production Company, Amoco Corporation and Amoco Congo Exploration Company (hereinafter "Bettis Litigation") (See Schedule E).

        C. Seller shall bear and indemnify Purchasers and Companies with respect to any obligations or liabilities associated with the plugging and abandonment of any wells drilled prior to the Effective Date and not listed on Schedule G. Purchasers will fulfill all of the obligations of the Companies, if any (and/or of Seller and its Affiliates, if any), associated with plugging and abandonment of the wells drilled under the Convention in Marine I and all other abandonment and removal obligations related to Marine I; and Purchasers will hold the Seller and its

               Affiliates harmless from any claim which may arise from such obligations and Purchasers will indemnify the Seller and its Affiliates from any claims asserted by any third party with regard to such plugging, abandonment or removal.

        D. Except to the extent any refund was reflected in the balance sheet of either of the Companies on the Effective Date as an asset, the Companies will transfer and assign to Seller prior to Closing all their rights to refunds (whether cash or non-cash) or credits received after the Closing Date on account of operations prior to the Effective Date.

        E. Materials on order to the Companies at the time of the Effective Date shall constitute a post-Effective Date liability.

        F. Subsequent to Closing, Purchasers shall cause the Companies to operate under the Convention as a prudent operator in accordance with generally accepted international petroleum standards.

        G. Should any of Seller's expatriate personnel remain in Pointe Noire beyond Closing, they may remain in their current housing and retain their current vehicles for so long as they remain in the Congo at no expense to Seller.

        H. At the time of Closing, the assets of the Companies shall not include any Amoco Corporation or affiliate or subsidiary, proprietary data, software, technology, or information (including manuals) as listed in Schedule K or any data or software (including Petroware) procured by Amoco Corporation or affiliate or subsidiary from a third party under a confidentiality agreement.

7.      Company Name Change

        Prior to Closing, Seller shall cause the name of Amoco Congo Exploration Company and the name of Amoco Congo Petroleum Company to be changed to Yombo Exploration Company and Yombo Petroleum Company, respectively. Purchasers shall have no right to use the trade name or trademark "Amoco" or any derivative thereof for any purpose whatsoever and shall cause to be removed all signs or labels with such name.

8.      Closing Transactions

        Should Closing not occur by September 15, 1994, or a mutually agreed later date, then any Party may by notice to the other Parties, terminate this Agreement, subject to the provisions of Article 5; provided, however, that if the Closing does not occur because of the failure to conclude the closing agreement with the U.S. Internal Revenue Service as referred to in Article 13.G., then this date shall be automatically extended at the request of Seller for ninety (90) days.

        A.     The following transactions shall take place at Closing:

               (1) Purchasers shall pay the cash portion of the Purchase Price specified in Article 3.A to Seller's account number 910-1-409-887 at the Chase Manhattan Bank, New York,
                       New York.

               (2) Purchasers shall deliver the Promissory Note portion of the Purchase Price specified in Article 3.A to Seller, together with the unconditional and irrevocable letter of credit referenced in that Article.

               (3) Seller shall deliver stock certificates representing the Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer, and any other documents necessary to transfer to Purchasers title to the Shares.

               (4) Seller shall deliver to Purchasers the corporate minute books of the Companies which shall be current as of the date of Closing and which shall contain a Resolution of the Board of Directors of each Company terminating all outstanding Powers of Attorney as of the date of Closing.

               (5) Seller shall deliver to Purchasers and Purchasers shall accept the resignations of all directors and officers of the Companies at the Closing, effective as of 7:00 A.M. Congo time on the date of Closing.

               (6) Seller and Purchasers shall make the elections provided for in Article 22(H) and/or enter into the other agreements as provided in Article 22.

               (7) Seller shall pay Purchasers any cash amounts due as provided in Article 3.B.

        B. Closing shall take place on a date and at a location to be mutually agreed between Seller and Purchasers. Each Party shall bear and pay the expenses incurred by it in connection with the Closing.

        C. On or before Closing the Purchasers shall deliver to the Seller a copy, certified as a true copy and in full force and effect by a Director, Secretary or Assistant Secretary of a resolution of the Board of Directors of the Purchasers approving the purchase of the Shares on the terms of this Agreement and the execution on behalf of the Purchasers of all other documents contemplated hereby.

        D. The Parties shall execute all such other documents and do all acts and things as may be reasonably required in order to effect the sale and purchase of the Shares and otherwise carry out the intent of this Agreement.

9.      Representations and Warranties of Seller

        Seller represents and warrants to the Purchasers the following:

        A. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

        B. Seller has the corporate power and authority to enter into and perform this Agreement and all documents and actions required of Seller hereunder. All corporate proceedings necessary for Seller's execution and performance of this Agreement and of all other documents and actions required of Seller hereunder have been taken; and this Agreement constitutes, and such documents upon their execution by duly authorized officer of Seller will constitute the legal, valid and binding obligations of Seller enforceable in accordance with the terms hereof, except as may be limited by applicable bankruptcy, insolvency, and moratorium and other laws affecting the enforcement of creditors' rights in general and by general principles of equity (whether applied in a proceeding at law or in equity); provided, however, that the inclusion of the foregoing exception shall not be construed to waive, impair, diminish or reduce, or to expand or create, any right, power, privilege or benefit of Seller hereunder, and, in particular, but not by way of limitation, shall not impair any right of Seller to contest the propriety of any bankruptcy, insolvency, moratorium, equitable, or other proceeding. No other act, approval, or proceeding on the part of Seller or the holders of any class of its equity or debt securities or any other person or entity is required to authorize the execution, delivery and performance of this Agreement by Seller.

        C. The Companies are duly organized, existing and in good standing under the laws of the State of Delaware and have the corporate power and authority to own and hold the properties and assets they now own and hold and to carry on their business as and where such properties are now owned or held and such business is now conducted. Each of the Companies is duly registered or qualified to do business as a foreign corporation in the Republic of the Congo.

        D. Complete and correct copies of the certificate of incorporation and by-laws, as amended to the date hereof, of each Company, together with a list of all their officers and directors, all of which have been certified as complete and correct by an Assistant Secretary of each Company have been furnished to Purchasers.

        E. The Shares consist of (i) ten (10) shares of common stock which constitute all of the issued shares of ACEC, par value One Hundred United States Dollars (U.S. $100) per share, and (ii) ten (10) shares of common stock which constitute all of the issued shares of ACPC, par value One Hundred United States Dollars (U.S. $100) per share, all of which Shares are validly issued, outstanding, fully paid and nonassessable. All of the Shares are owned by Seller and are free and clear of all security interests, liens, charges, encumbrances or other evidence of indebtedness, and rights of others. There are no outstanding subscriptions, options, convertible securities, warrants, calls, rights or other agreements or commitments obligating the Companies to issue shares of its capital stock or other securities or obligating Seller to transfer any of the Shares, other than pursuant to this Agreement.

        F. The Companies have no subsidiaries and have no direct or indirect investment or interest in or control over any other corporation, partnership, joint venture or other business entity, except as relates to the Joint Operating Agreement or to equipment or facility sharing arrangements.

        G. Except for the flags under the HSR Act, this Agreement and the execution and delivery hereof by Seller do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of Seller or either of the Companies; (ii) violate any provision of, or require any consent, authorization or approval under, any United States law or administrative regulation or any United States judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Seller or either of the Companies; (iii) violate the provisions of, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage or lien, or, any agreement, contract, commitment or instrument to which Seller or either of the Companies is a party or by which any of them is bound or to which any property of Seller or either of the Companies is subject; or (iv) result in the creation of any lien, charge or encumbrance on the assets of either of the Companies under any such indenture, mortgage, lien, lease, agreement or instrument. Furthermore, to the best of Seller's knowledge, this Agreement and the execution and delivery hereof by Seller do not violate any provision of or require any consent, authorization or approval under any Congolese law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Seller or either of the Companies.

        H. Except as set forth in Schedule E, and except for those violations which could not reasonably be expected materially and adversely to affect the businesses, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Companies, taken as a whole, the Companies are not in violation of or in default under any United States law or regulation, or under any order of any United States court or governmental department, commission, board, bureau, agency or instrumentality applicable to them and are not knowingly in violation of or in default under any Congolese law or regulation, or under any order of any Congolese court or governmental department, commission, board, bureau, agency or instrumentality applicable to them.

        I. Except as set forth in Schedule E, and except for such lack of compliance, violations or liabilities that could not reasonably be expected materially and adversely to affect the businesses, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Companies, taken as a whole, the Companies have conducted and are conducting their businesses in compliance with, and are in compliance with the requirements, standards, criteria and conditions set forth in applicable United States federal, state and local statutes, ordinances, permits, permit applications, licenses, orders, approvals, variances, rules and regulations applicable to them and have to the best of Seller's knowledge conducted and are conducting their businesses in compliance with, and are in compliance with the requirements, standards, criteria and conditions set forth in applicable Congolese federal, state and local statutes, ordinances, permits, permit applications, licenses, orders, approvals, variances, rules and regulations applicable to them.

        J. Except to the extent set forth in Schedule E, there are no claims, fines, actions, suits, demands, investigations or proceedings pending or, to the best knowledge of Seller, threatened against or affecting either of the Companies, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Companies.

        K. Except as set forth in Schedule E, neither of the Companies is in default under, and no condition exists that with notice or lapse of time or both could constitute a default under, (i) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which it or any of its properties are bound, (ii) any judgment, order or injunction of any United States court, arbitrator or governmental agency, or (iii) any other agreement, except for such defaults and conditions that, individually or in the aggregate, are insignificant to the business, financial condition or results of operations of the Companies. Furthermore, to the best of Seller's knowledge, neither of the Companies is in default under, and no condition exists that with notice or lapse of time or both could constitute a default under any judgment, order or injunction of any Congolese Court, arbitrator or governmental agency.

        L. Attached as Schedule F are copies of each Company's unaudited balance sheet (the "Balance Sheet") as at December 1, 1993 (the "Balance Sheet Date") and the statement of income, cash flows and shareholders' equity for the nine months ending September 30, 1993 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and except for normal year-end adjustments, and (except with regard to insurance and abandonment and removal obligations) fairly present in all material respects the financial position of each of the Companies as of the respective dates set forth therein and the results of operations and cash flows for the Companies for the respective fiscal periods set forth therein.

        M. Except on account of matters that generally affect the economy or the oil and gas industry, since the Balance Sheet Date there have been no material adverse changes in (i) the assets, liabilities or financial condition of the Companies, taken as a whole, from that set forth in the Financial Statements or (ii) the business or financial condition of the Companies, taken as a whole, other than, with respect to clauses (i) and (ii) hereof, changes in the ordinary course of business or as permitted in
               Article 15. The Companies own, free and clear of any security interest, lien or encumbrance, their Participating Interest Share in the JOA and all property owned jointly by the parties to the JOA.

        N. Except as set forth on Schedule E or as otherwise set forth on the Balance Sheet or reflected in the notes thereto, and except with regard to abandonment and removal obligations or liabilities related to national payroll employees, neither of the Companies has any obligation or liability material to the Companies, taken as a whole (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due), other than contractual liabilities incurred in the ordinary course of business which are not required to be disclosed on the Financial Statements and other than liabilities which have arisen after the Balance Sheet Date in the ordinary course of business, consistent with past practices, or as permitted in Article 15.

        O. Except as set forth on Schedule G, all wells drilled by the Companies in Marine I have been plugged and abandoned.

        P. Except as set forth on Schedule H and as may be required by Congolese law regarding employees, neither of the Companies are bound by or subject to (i) any agreement that contains any severance pay obligations, (ii) any employment agreements or consulting contracts, (iii) any agreement of surety or guaranty,
               (vi) any agreement, contract or commitment relating to the acquisition or disposition of the assets of, or any interest in, any business enterprise, (vii) any indenture, mortgage, pledge, credit or other financing commitment or agreement for the borrowing of funds from any person for which either Company has or will have any liability to any person, or (viii) any joint operating or other similar agreements.

        Q. All of the documents required to be set forth under Article 9.P above are in full force and effect and constitute the legal, valid, binding and enforceable obligations of the parties thereto.

        R. The Companies have paid all corporate income Taxes, as they have become due and payable, including penalties, interest, and related charges, and have filed all returns for such Taxes as they have become due, it being acknowledged and agreed, however, that Seller makes no representation or warranty concerning the ability of the Companies to carry forward any Tax losses or deductions.

        S. Except as provided in Schedule E, the Companies' interest in the Convention and in the JOA and to all personalty of any kind or nature owned by it is free and clear of all liens, encumbrances or claims whatsoever, except for such liens, encumbrances, claims or easements on personalty as do not materially detract from or interfere with the value, or present or reasonably foreseeable use in its business of the properties subject thereto.

        T. Except with regard to the Hydro-Congo advance account under the JOA, each of the Companies' receivables can be collected in the amounts shown on Schedule F in the usual and ordinary course of business without resort to legal proceedings.

        U. The historical production figures, revenue and expense figures, and the advance account figures related to the interest in Marine I of Societe Nationale de Recherches et d'Exploitation (Hydro-Congo) provided by Seller or caused to be provided by the Companies are accurate and complete in all material respects. Except for such representation, and as otherwise expressly warranted herein, Seller makes no representations or warranties, express or implied, regarding the completeness, quality or accuracy of the data and information or any manuals or plans provided to Purchasers. Without limiting the generality of the foregoing, Seller makes no representations or warranties whatsoever, express, implied or statutory, with respect to any report regarding reserves of petroleum that may have been provided Purchasers or which, subsequent to this Agreement, comes into Purchasers' possession, in connection with the transactions contemplated hereby or the completeness or accuracy of any such report or the validity of assumptions made with respect thereto. Furthermore, Seller makes no representations or warranties concerning the condition or operation of any fields under the Convention.

        V. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A SPECIFIC PURPOSE WITH REGARD TO ANY INTEREST OF THE COMPANIES IN WELLS, PLATFORMS, THE CONKOUATI, EQUIPMENT, MATERIALS OR SUPPLIES. Except as made in this Agreement, Seller hereby disclaims all liability and responsibility for any statement or information made or communicated (orally or in writing) to Purchasers or to an Affiliate thereof including, but not limited to any opinion, information or advice which may have been provided to

               Purchasers by any officer, stockholder, director, employee, agent, consultant or representative of Seller or the Companies, or by any petroleum engineer or engineering firm, or any other agent, consultant or representative. Without limiting the generality of the foregoing, except as and to the extent set forth in this Article 9, Seller makes no representations or warranties whatsoever, express, implied or statutory, in connection with the transactions contemplated by this Agreement and/or the matters set forth herein.

               Provided that, the Seller shall use all reasonable efforts to ensure that the representations and warranties referred to in the Article 9 are true and accurate on the Closing Date; but if, notwithstanding such efforts, any matter or thing occurs which would be materially inconsistent with any of such representations and warranties on the Closing Date, the Seller shall promptly notify the Purchasers thereof.

10.     Representations and Warranties of Purchasers

        A.     Walter represents and warrants to Seller the following:

               (1) Walter is duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to carry on its business as now conducted.

               (2) Walter has the corporate power and authority to enter into and perform this Agreement and all other documents and actions required of Walter hereunder. All corporate proceedings necessary for Walter's execution and performance of this Agreement and of all documents and actions required of Walter hereunder have been taken; and this Agreement constitutes, and such documents upon their execution by duly authorized officers of Walter will constitute, the valid and binding obligations of Walter enforceable in accordance with the terms hereof, except as may be limited by applicable bankruptcy, insolvency, and moratorium and other laws affecting the enforcement of creditors' rights in general and by general principles of equity (whether applied in a proceeding at law or in equity); provided, however, that the inclusion of the foregoing exception shall not be construed to waive, impair, diminish or reduce, or to expand or create, any right, power, privilege or benefit of Walter hereunder, and, in particular, but not by way of limitation, shall not impair any right of Walter to contest the propriety of any bankruptcy, insolvency, moratorium, equitable or other proceeding. No other act, approval, or proceeding on the part of Walter or the holders of any class of its equity or debt securities or any other person or entity is required to authorize the execution, delivery and performance of this Agreement by Walter.

               (3) Walter is purchasing the Shares for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution thereof. Walter undertakes that the Shares shall not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in violation of any applicable securities laws or regulations.

               (4) Walter hereby acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Companies and their properties, assets (including its own estimate and appraisal of the extent and value of petroleum reserves), business, financial condition, operations and prospects and have the capacity to evaluate the merits and risks of the acquisition of the Shares.

               (5) To the best of Walter's knowledge and belief, the making and performance of this Agreement by Walter will not violate any provisions of any laws, rules, regulations, decrees, orders or judgments or any provision of Walter's certificate of incorporation or by-laws and will not result in the breach or violation of, or constitute a default under, any contractual agreement of Walter or require any consent under Walter's certificate of incorporation or by-laws or any law or regulation to which Walter or any of its Affiliates is subject, or any provision of any material indenture, mortgage, lien, lease agreement, instrument, order, arbitration award, judgment or decree to which Walter, or any of its Affiliates is a party or by which Walter or any of its Affiliates or any other respective assets or properties are bound.

               (6) Walter acknowledges that Seller and the Companies and their respective directors, employees, representatives and agents, disclaim any representations or warranties concerning the profitability of the Companies, the markets for the Companies products or, except as otherwise expressly provided herein, the capabilities and condition of the Companies or the wells or other facilities in which they hold an interest, and any representations or warranties other than those expressly set forth in this Agreement.

        B.     Walter Holdings represents and warrants to Seller the following:

               (1) Walter Holdings is duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to carry on its business as now conducted.

               (2) Walter Holdings has the corporate power and authority to enter into and perform this Agreement and all other documents and actions required of Walter Holdings hereunder. All corporate proceedings necessary for

                       Walter Holdings's execution and performance of this Agreement and of all documents and actions required of Walter Holdings hereunder have been taken; and this Agreement constitutes, and such documents upon their execution by duly authorized officers of Walter Holdings will constitute, the valid and binding obligations of Walter Holdings enforceable in accordance with the terms hereof, except as may be limited by applicable bankruptcy, insolvency, and moratorium and other laws affecting the enforcement of creditors' rights in general and by general principles of equity (whether applied in a proceeding at law or in equity); provided, however, that the inclusion of the foregoing exception shall not be construed to waive, impair, diminish or reduce, or to expand or create, any right, power, privilege or benefit of Walter Holdings hereunder, and, in particular, but not by way of limitation, shall not impair any right of Walter Holdings to contest the propriety of any bankruptcy, insolvency, moratorium, equitable or other proceeding. No other act, approval, or proceeding on the part of Walter Holdings or the holders of any class of its equity or debt securities or any other person or entity is required to authorize the execution, delivery and performance of this Agreement by Walter Holdings.

               (3) Walter Holdings is purchasing the Shares for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution thereof. Walter Holdings undertakes that the Shares shall not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in violation of any applicable securities laws or regulations.

               (4) Walter Holdings hereby acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Companies and their properties, assets (including its own estimate and appraisal of the extent and value of petroleum reserves), business, financial condition, operations and prospects and have the capacity to evaluate the merits and risks of the acquisition of the Shares.

               (5) To the best of Walter Holdings's knowledge and belief, the making and performance of this Agreement by Walter Holdings will not violate any provisions of any laws, rules, regulations, decrees, orders or judgments or any provision of Walter Holdings's certificate of incorporation or by-laws and will not result in the breach or violation of, or constitute a default under, any contractual agreement of Walter Holdings or require any consent under Walter Holdings's certificate of incorporation or by-laws or any law or regulation to which Walter Holdings or any of its Affiliates is subject, or any provision of any material indenture, mortgage, lien, lease agreement, instrument, order, arbitration award, judgment or decree to which Walter Holdings, or any of its Affiliates is a party or by which Walter Holdings or any of its Affiliates or any other respective assets or properties are bound.

               (6) Walter Holdings acknowledges that Seller and the Companies and their respective directors, employees, representatives and agents, disclaim any representations or warranties concerning the profitability of the Companies, the markets for the Companies products or, except as otherwise expressly provided herein, the capabilities and condition of the Companies or the wells or other facilities in which they hold an interest, and any representations or warranties other than those expressly set forth in this Agreement.

        C.     Nuevo represents and warrants to Seller the following:

               (1) Nuevo is duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to carry on its business as now conducted.

               (2) Nuevo has the corporate power and authority to enter into and perform this Agreement and all other documents and actions required of Nuevo hereunder. All corporate proceedings necessary for Nuevo's execution and performance of this Agreement and of all documents and actions required of Nuevo hereunder have been taken; and this Agreement constitutes, and such documents upon their execution by duly authorized officers of Nuevo will constitute, the valid and binding obligations of Nuevo enforceable in accordance with the terms hereof, except as may be limited by applicable bankruptcy, insolvency, and moratorium and other laws affecting the enforcement of creditors' rights in general and by general principles of equity (whether applied in a proceeding at law or in equity); provided, however, that the inclusion of the foregoing exception shall not be construed to waive, impair, diminish or reduce, or to expand or create, any right, power, privilege or benefit of Nuevo hereunder, and, in particular, but not by way of limitation, shall not impair any right of Nuevo to contest the propriety of any bankruptcy, insolvency, moratorium, equitable or other proceeding. No other act, approval, or proceeding on the part of Nuevo or the holders of any class of its equity or debt securities or any other person or entity is required to authorize the execution, delivery and performance of this Agreement by Nuevo.

               (3) Nuevo is purchasing the Shares for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution thereof. Nuevo undertakes that the Shares shall not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in violation of any applicable securities laws or regulations.

               (4) Nuevo hereby acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Companies and their properties, assets (including its own estimate and appraisal of the extent and value of petroleum reserves), business, financial condition, operations and prospects and have the capacity to evaluate the merits and risks of the acquisition of the Shares.

               (5) To the best of Nuevo's knowledge and belief, the making and performance of this Agreement by Nuevo will not violate any provisions of any laws, rules, regulations, decrees, orders or judgments or any provision of Nuevo's certificate of incorporation or by-laws and will not result in the breach or violation of, or constitute a default under, any contractual agreement of Nuevo or require any consent under Nuevo's certificate of incorporation or by-laws or any law or regulation to which Nuevo or any of its Affiliates is subject, or any provision of any material indenture, mortgage, lien, lease agreement, instrument, order, arbitration award, judgment or decree to which Nuevo, or any of its Affiliates is a party or by which Nuevo or any of its Affiliates or any other respective assets or properties are bound.

               (6) Nuevo acknowledges that Seller and the Companies and their respective directors, employees, representatives and agents, disclaim any representations or warranties concerning the profitability of the Companies, the markets for the Companies products or, except as otherwise expressly provided herein, the capabilities and condition of the Companies or the wells or other facilities in which they hold an interest, and any representations or warranties other than those expressly set forth in this Agreement.

        D.     Nuevo Holdings represents and warrants to Seller the following:

               (1) Nuevo Holdings is duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to carry on its business as now conducted.

               (2) Nuevo Holdings has the corporate power and authority to enter into and perform this Agreement and all other documents and actions required of Nuevo Holdings hereunder. All corporate proceedings necessary for Nuevo Holdings's execution and performance of this Agreement and of all documents and actions required of Nuevo Holdings hereunder have been taken; and this Agreement constitutes, and such documents upon their execution by duly authorized officers of Nuevo Holdings will constitute, the valid and binding obligations of Nuevo Holdings enforceable in accordance with the terms hereof, except as may be limited by applicable bankruptcy, insolvency, and moratorium and other laws affecting the enforcement of creditors' rights in general and by general principles of equity (whether applied in a proceeding at law or in equity); provided, however, that the inclusion of the foregoing exception shall not be construed to waive, impair, diminish or reduce, or to expand or create, any right, power, privilege or benefit of Nuevo Holdings hereunder, and, in particular, but not by way of limitation, shall not impair any right of Nuevo Holdings to contest the propriety of any bankruptcy, insolvency, moratorium, equitable or other proceeding. No other act, approval, or proceeding on the part of Nuevo Holdings or the holders of any class of its equity or debt securities or any other person or entity is required to authorize the execution, delivery and performance of this Agreement by Nuevo Holdings.

               (3) Nuevo Holdings is purchasing the Shares for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution thereof. Nuevo Holdings undertakes that the Shares shall not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in violation of any applicable securities laws or regulations.

               (4) Nuevo Holdings hereby acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Companies and their properties, assets (including its own estimate and appraisal of the extent and value of petroleum reserves), business, financial condition, operations and prospects and have the capacity to evaluate the merits and risks of the acquisition of the Shares.

               (5) To the best of Nuevo Holdings's knowledge and belief, the making and performance of this Agreement by Nuevo Holdings will not violate any provisions of any laws, rules, regulations, decrees, orders or judgments or any provision of Nuevo Holdings's certificate of incorporation or by-laws and will not result in the breach or violation of, or constitute a default under, any contractual agreement of Nuevo Holdings or require any consent under Nuevo Holdings's certificate of incorporation or by-laws or any law or regulation to which Nuevo Holdings or any of its Affiliates is subject, or any provision of any material indenture, mortgage, lien, lease agreement, instrument, order, arbitration award, judgment or decree to which Nuevo Holdings, or any of its Affiliates is a party or by which Nuevo Holdings or any of its Affiliates or any other respective assets or properties are bound.

               (6) Nuevo Holdings acknowledges that Seller and the Companies and their respective directors, employees, representatives and agents, disclaim any representations or warranties concerning the profitability of the Companies, the markets for the Companies products or, except as otherwise expressly provided herein, the capabilities and condition of the Companies or the wells or other facilities in which they hold an interest, and any representations or warranties other than those expressly set forth in this Agreement.

        E. Purchasers jointly represent and warrant that they have received a commitment for political risk insurance and for financial guarantees for third party financing from OPIC in a form acceptable to Purchasers.

11.     Additional Agreements, Covenants, Rights and Obligations

        A. Purchasers and Seller shall cooperate and use their best efforts to secure any approvals or consents which may be legally or contractually required from the Government of Congo, the Government of the United States or other governmental authorities, or any other entity for the transactions contemplated by this Agreement. Purchasers and Seller shall keep each other advised on a timely basis of the steps proposed to be taken to obtain such approvals and consents and the results thereof.

        B. Purchasers and Seller shall issue such notices to third parties as may be required by law, regulations, rules, decrees or orders to inform them of the sale and purchase of the Companies.

        C. The Parties have determined that the preferential rights provided under the JOA will not be triggered by the transaction contemplated by this Agreement and that therefore the notices in regard to such rights should not be given to the JOA Partners. Any assertion by a JOA Partner of such a preferential right shall not be considered a breach of any warranty given by Seller.

        D.     Purchasers and Guarantors further covenant and represent:

               (1) Purchasers were each formed solely for the purpose of enabling Purchasers to acquire the Shares.

               (2) Prior to the Closing, Purchasers conducted no business, had no income, had no operating assets, had substantially no liabilities, and conducted no activities that were not related to the acquisition of the Shares.

               (3) Purchasers have furnished to Seller correct and complete written commitments from OPIC committing to provide Walter and Nuevo only with such financing as is necessary to consummate the purchase of the Shares.

               (4) To accomplish the acquisition of the Shares, Walter will merge with and into ACEC, and Nuevo will merge with and into ACPC, on the terms and conditions contained in that certain Agreement of Merger in the form attached hereto as Schedule M (the "Merger"), pursuant to which the Companies shall be the surviving entities, and the separate existences of Walter and Nuevo will cease upon completion of the Merger. This Agreement shall be implemented by means of reverse subsidiary mergers consistent with Schedule M, without affecting any of the rights, remedies or obligations of any of the parties hereto.

               (5) Prior to the Closing, no Shares are or will be owned either actually or constructively within the meaning of section 318(a) of the Code by Guarantors or a member of an affiliated group (within the meaning of section 338(h)(5) of the Code) of which Guarantors are members.

               (6)     There is no plan or intention to liquidate Guarantors.

12.     Breach of Representations or Warranties

        The liability of the Seller for the breach of any of the representations and warranties of the Seller set forth herein shall survive the Closing, but shall be limited to claims for which any of the Purchasers delivers written notice to the Seller on or before the second anniversary date of the date of Closing. The liability of the Purchasers for the breach of any of the respective representations and warranties of the Purchasers set forth herein shall survive the Closing, but shall be limited to claims for which Seller shall deliver written notice to the appropriate Purchaser on or before the second anniversary date of the date of Closing. The foregoing is not intended to in any way limit the obligation of the Guarantors under Article 30, except with regard to liability for Purchasers' breach of any of the representations and warranties.

13.     Conditions Precedent for Closing by Seller

        The obligations of Seller to proceed with the Closing are subject to the completion on or prior to the date of Closing, to the satisfaction of Seller, of all of the following conditions precedent, any one or more of which may be waived in whole or in part by Seller:

        A. Seller shall have received a resolution of the Board of Directors of each of the Purchasers, certified by the Secretary or Assistant Secretary of such Purchaser, authorizing Purchaser's execution, delivery and performance of this Agreement.

        B. Purchasers shall have complied in all material respects with each of their covenants and agreements contained herein and all of the representations and warranties of Purchasers stated in
               Article 10 shall be true and correct in all material respects on the date hereof and the date of Closing.

        C. Seller shall have received a certificate, dated as of the date of Closing, of an executive officer of each of Purchaser certifying as to the matters specified in Article 13.B above.

        D. On the date of Closing no action or proceeding by or before any court or other governmental body shall have been threatened in writing or instituted by or on behalf of any third party (expressly excluding any party hereto, any Affiliate of such party, and any director, officer, employee or representative of such party or Affiliate) to restrain or prohibit the transactions contemplated by this Agreement.

        E. All necessary filings with and consents of any United States governmental authority or agency required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to filings made with United States governmental authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated. In addition, Seller shall have received from the Government of the Congo such consents as may be required by law or contract (if any) with the Government to the transactions contemplated by this Agreement.

        F. Seller shall have received from the Government such releases as Seller may require.

        G. Purchasers, Sellers and Companies shall have entered into a closing agreement pursuant to Section 1.1503-2(g)(2)(iv)(B)(2) of the Treasury Regulations with the U.S. Internal Revenue Service, as more fully described in Article 22 and Schedule D.

        H.     On the date of Closing, Purchasers shall make an election under section 338(g) of the Code with respect to the Companies, and Purchasers and Seller shall make a timely and effective election under section 338(h)(10) of the Code with respect to Purchasers' purchase of the Shares.

        I. At Closing, Purchasers, Guarantors, Seller, the Companies, and Amoco Corporation shall execute the Tax Agreement in the form attached hereto as Schedule D and incorporated herein.

        J. Seller shall have received assurances from the Government, in form and substance acceptable to Seller in its sole discretion, that, as of the date of Closing, the income tax laws of the Republic of the Congo, as applicable to the Companies:

               (1) Do not permit a Company to use its losses, expenses or deductions to offset the income of any other person that is recognized in the same taxable year in which the losses, expenses, or deductions are incurred, and

               (2) Do not permit the losses, expenses or deductions of a Company to be carried over or back to be used, by any means, to offset the income of any other person in other taxable years.

        K. Seller and OPIC shall have entered into the Option Agreement in the form and substance attached hereto as Schedule L and incorporated herein.

14.     Conditions Precedent for Closing by Purchasers

        The obligations of Purchasers to proceed with the Closing are subject to the completion on or prior to the date of Closing to the satisfaction of Purchasers of all of the following conditions precedent, any one or more of which may be waived in whole or in part by Purchasers:

        A. Purchasers shall have received a resolution of the Board of Directors of Seller, certified by the Secretary or Assistant Secretary of Seller authorizing Seller's execution, delivery and performance of this Agreement.

        B. The Seller shall have complied in all material respects with each of its covenants and agreements contained herein and all the representations and warranties of Seller stated in Article 9 shall be true and correct in all material respects on the date hereof and the date of Closing.

        C. Purchasers shall have received a certificate, dated the Effective Date, of an executive officer of Seller certifying as to the matters specified in Article 14.B above.

        D. On the date of Closing no action or proceeding by or before any court or other governmental body shall have been threatened in writing or instituted by or on behalf of any third party (expressly excluding any party hereto, any Affiliate of such party, and any director, officer, employee or representative of such party or Affiliate) to restrain or prohibit the transactions contemplated by this Agreement.

        E. All necessary filings with and consents of any United States governmental authority or agency required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to filings made with United States governmental authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

        F. OPIC shall have obtained an agreement of cooperation with the Government that includes the following:

               (1) The Government grants approval of OPIC's financing of the acquisition of the purchase of the Shares and the further development of the Yombo Permit.

               (2) The Government agrees not to impose any tax, tariff, duty, levy or similar charge on the payment of principal, interest or other fees due in connection with the OPIC guaranteed loans.

               (3) The Government recognizes the transfer of the Shares and agrees that such transfer and any change of name shall in no way affect the validity or status of the Companies' registration, permits, properties, assets, operations, and/or financial and tax accounts and does not result in any tax or other fees payable to the Government.

               (4) The Government consents to the conditional assignment to OPIC of the Shares.

               (5) The Government agrees that in the event OPIC proceeds against the collateral under its loan, OPIC shall enjoy all the rights and benefits of the Companies under the Yombo Permit and that the Government shall communicate, cooperate and otherwise deal with OPIC as it would have dealt but for the assignment of the shares of the Companies.

               (6) The Government agrees that in the event of any asserted post-closing default under the Yombo Permit which would give the Government the possible right to terminate, the Government agrees to give OPIC the right to cure.

               (7) The Government agrees to confirm that immediately following the transfer of the Companies' shares from Seller to Purchasers:

                       (a) The Companies and/or their Congo branches are validly registered and in good standing.

                       (b) The Yombo Permit is in good standing and in full force and effect.

               (8) The Government agrees that the representations, warranties, covenants and confirmations are for the benefit of the Purchasers, the Companies and the Seller, as well as for the benefit of OPIC.

        G. Seller shall have entered into a subordination agreement with OPIC in form and substance acceptable to OPIC and Seller.

        H. Purchasers shall have obtained from the Overseas Private Investment Corporation ("OPIC") the political risk insurance and the financial guarantees for third party financing referenced in the commitment issued by OPIC to Purchasers on June 27, 1994.

        I. The royalty issue as addressed in Schedule E and the ability of the Companies to maintain accounting records in United States dollars rather than CFAs shall have been resolved to the satisfaction of Purchasers as well as Seller.

15.     Actions of the Companies Prior to Closing

        A. Until the Closing, unless Purchasers otherwise consent and except as otherwise provided in this Agreement, Seller shall cause each Company:

               (1) not to create, permit or suffer the creation of any liens, security interests or other encumbrances on any of its real or personal property, except in connection with transactions in the ordinary course of business;

               (2) not to purchase, redeem or otherwise acquire any of its capital stock, issue any additional capital stock or reclassify its capital stock, or change any of the privileges or limitations of its capital, stock or, except as otherwise provided in this Agreement, amend its certificate of incorporation or bylaws;

               (3) not to make any capital or major expenditures or investments, or incur any obligations for capital or major expenditures or enter into any leases for personal or real property, in excess of fifty thousand U.S. Dollars ($50,000) per transaction without the prior approval of Purchasers;

               (4) except as to the production and sale of crude oil and except as provided in Article 6.A., not to sell, lease, transfer or otherwise dispose of any substantial part or amount of its assets, other than in the ordinary course of business, or discontinue or liquidate or dispose of any substantial part of its operations or business without consulting with Purchasers; for the purpose of this Article 15, "substantial" shall mean having an individual replacement value of greater than five thousand United States Dollars ($5,000);

               (5) not to merge or consolidate with or into any other firm or corporation or purchase or otherwise acquire any substantial part or amount of the capital stock or assets of any other firm or corporation;

               (6) to carry on its business in a manner consistent with prior practice in the usual and ordinary course, including the purchase of warehouse inventory, and to use its best efforts to preserve its business organization intact and to conserve the good will and relationships of its employees, customers, suppliers and others having business relations with it;

               (7) to maintain its corporate existence and good standing in its jurisdiction of incorporation;

               (8) from the date hereof and to the extent that it does not interfere unreasonably with normal business operations, on reasonable notice, to afford Purchasers, their advisers and representatives, full access at Purchasers' sole risk and expense during normal business hours throughout the period prior to the date of Closing to all of Companies' employees, plants, offices, properties and records, including such access as may be necessary to allow Purchasers at their expense to make an audit or otherwise satisfy itself of the accuracy of the representations contained in this Agreement and that the conditions contained in this Agreement have been complied with, and to furnish documents and all such other information concerning its properties and business as Purchasers may reasonably request; provided, however, that, Seller and Purchasers shall use their best efforts take whatever actions are reasonable to reconcile discrepancies in the representations and warranties contained in this Agreement discovered by Purchasers prior to the date of Closing.

               (9) other than in the ordinary course of business, not to enter into any contract or agreement that Seller is required to disclose under Article 9.P., or to terminate or amend in any material respect, or be in default in any material respect under any contract or agreement that Seller is required to disclose under Article 9.P;

               (10) not to increase the indebtedness of, or incur any obligation or liability, direct or indirect, for, either of the Companies other than the incurrence of liabilities in the ordinary course of business consistent with past practices; provided, however, that in no event will either Company incur any obligation or liability for funded indebtedness;

               (11) not to allow or permit the expiration, termination or cancellation at any time prior to the Closing of any existing insurance policies, unless it is replaced, with no loss of coverage, by a comparable insurance policy issued by a comparably rated insurance company; provided, however, that at Closing such insurance policies will terminate, with the exception of those listed on Schedule I;

               (12) not to implement or adopt any change in their tax methods, principles or elections; or

               (13) to maintain its properties and facilities in materially the same working order and condition as at present, ordinary wear and tear excepted;

        B. The Companies shall close all bank accounts of the Companies effective as of Closing.

        C. For the avoidance of doubt, Seller shall not be in breach of this Article:

               (i) in circumstances in which the Seller or the Companies have acted with the consent of the Purchasers, or

               (ii) in circumstances where the Seller or the Companies have acted in an emergency to prevent danger to life or damage to property or to prevent or mitigate the effects of pollution.

        D. Post Effective Date casualty losses shall be borne by the Companies as post Effective Date liabilities. In the event of a casualty loss prior to Closing that exceeds $5,000,000.00, by notice to the Seller the Purchasers may terminate this Agreement and receive a release and refund of any security for the performance of Purchasers obligations to Seller.

16.     Commissions

        A. Purchasers agree to be responsible for payment of any commissions, brokerage or finder's fees incurred by them or on their behalf in connection with the sale and purchase of the Shares. Purchasers agree to indemnify and save harmless Seller from and against any claims, losses or expenses arising from or in any way connected with agents, brokers, or finders acting or claiming to act for Purchasers in respect of the transactions contemplated by this Agreement.

        B. Seller agrees to be responsible for payment of any commissions, brokerage or finder's fees incurred by Seller or on its behalf in connection with the sale and purchase of the Shares. Seller agrees to indemnify and save harmless the Purchasers from and against any claims, losses or expenses arising from or in any way connected with agents, brokers, or finders acting or claiming to act for Seller in respect of the transactions contemplated by this Agreement.

17.     Termination of Use of Trademarks

        From the date of Closing, Purchasers shall cause the Companies to discontinue the use of the name "Amoco" and the "Amoco Torch and Oval" trademark and to remove all signs or labels with such name or trademark.

18.     Records and Access to Properties and Records by Seller and Affiliates

        The following records relating to the years prior to the date of Closing shall remain with the Companies in the Congo and Purchasers shall cause the Companies to maintain the same for the period specified by the laws of Congo, but in no event for less than fifteen (15) years after the Closing:

               - Accounting ("fiscal") documentation which involves payments to the Government (e.g., Tax payments, employee salary deductions for insurance, medical, etc.), and payments and/or receipts for third parties.

               - Customs related documentation concerning the importations or exportations of materials, all correspondence on Tax exoneration and all documentation referring to customs payment matters.

               - "Social issues" documentation concerning employee payroll, both national and expatriate, and all personnel files for national employees.

        Purchasers shall afford to the officers, attorneys, accountants and other authorized representatives of Seller at Seller's sole risk and expense, free and full access to such records and shall make them available to the Government upon request from Seller, provided that such examination shall be preceded by reasonable notice and carried out during regular business hours.

19.     Indemnification by Seller

        A. Subject to Article 12, Seller agrees to indemnify and hold harmless Purchasers, their Affiliates and their respective directors, officers and employees from and against any and all lawsuits, losses, claims, damages, liabilities, out-of-pocket expenses and costs and penalties, if any, arising out of or based upon or with respect to any failure to perform any covenant, agreement or undertaking on the part of Seller contained in this Agreement, or any breach of Seller's representations or warranties stated herein.

        B. Seller agrees to indemnify and hold harmless Purchasers, their Affiliates and their respective directors, officers and employees from and against any and all lawsuits, losses, claims, damages, liabilities, out-of-pocket expenses and arising out of or based upon

               (1) any suit, action, arbitration or other proceeding or governmental investigation which as of the Effective Date is pending against the Companies or as to which the Companies have received notice, or

               (2) the Bettis Litigation and any acts, omissions, events or circumstances that occurred prior to the Effective Date and as to which the Companies receive notice within two
                       (2) years subsequent to the Effective Date,

               except for those liabilities specifically set out in Article 6 above, which Purchasers have expressly agreed that the Companies will retain, or that assumed in Article 20.C. below.

20.     Indemnification by Purchasers

        A. Subject to Article 12, Purchasers agree to indemnify and hold harmless Seller, its Affiliates and their respective directors, officers and employees from and against any and all lawsuits, losses, claims, damages, liabilities, out-of-pocket expenses and costs and penalties, if any, arising out of or based upon or with respect to any failure to perform any covenant, agreement or undertaking on the part of Purchasers contained in this Agreement, or any breach of Purchasers' representations or warranties stated herein.

        B. Purchasers agree to indemnify and hold harmless Seller, their Affiliates and its respective directors, officers and employees from and against any and all lawsuits, losses, claims, damages, liabilities, out-of-pocket expenses and costs and penalties, if any, arising out of or based upon

               (1) any suit, action, arbitration or other proceeding or governmental investigation for which the Seller has not indemnified the Purchasers pursuant to Article 19, or

               (2) any acts, omissions, events or circumstances that Occur after the Effective Date.

        C. Purchasers agree to indemnify and hold harmless Seller and Amoco Corporation, their Affiliates and their respective directors, officers and employees from and against any and all liabilities, out of pocket expenses and costs occurring after the Effective Date arising out of or related to the litigation National Union Fire Insurance Company of Pittsburgh, Pa. vs The People's Republic of the Congo, CP No. 91 C 3172 in the U.S. District Court for the Northern District of Illinois. Furthermore, Purchasers agree to submit themselves to the jurisdiction of the U.S.

               District Court for the Northern District of Illinois, including substituting themselves for Seller and Amoco Corporation and their Affiliates in the above mentioned litigation as Seller may direct.

21.     Right to Defend

        A. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity hereunder (a "Claim"), it will give prompt notice thereof to the indemnifying party, together with a statement of such information respecting any of such facts as it may have and a formal demand for indemnification. The Indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly fails to notify the indemnifying party in sufficient time to permit the indemnifying party to defend against such matter and to make a timely response thereto.

        B. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which they are called upon to indemnify the indemnified party; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to indemnified party within 20 days after the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. The indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

        C. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses it incurs by so cooperating. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

        D. The indemnified party shall take no action which would prejudice the indemnifying party's defense of the matter giving rise to the Claim.

22.     Taxation

        A. Tax Indemnification. Except as otherwise provided in the Tax Agreement attached hereto as Schedule D, Purchasers agree to indemnify and pay Seller or its Affiliates for Taxes, if any, attributable to the Companies in the following manner: (i) for the taxable periods which begin after the Effective Date, Purchasers shall indemnify Seller or its Affiliates for all Taxes, if any, attributable to the Companies for such periods, and (ii) for taxable periods which begin prior to the Effective Date but which end after the Effective Date (a "Straddle Taxable Period"), Purchasers shall indemnify Seller or its Affiliates for its allocable portion of the Taxes attributable to such period. Except as otherwise provided in the Tax Agreement attached hereto as Schedule D, Seller agrees to indemnify and pay Purchasers or their Affiliates for all Taxes, if any, attributable to the Companies in the following manner: (i) for taxable periods which end prior to the Effective Date, Seller agrees to indemnify Purchasers or their Affiliates for all Taxes attributable to such periods, and (ii) for a Straddle Taxable Period, Seller shall indemnify Purchasers and their Affiliates for its allocable portion of the Taxes attributable to such period. Taxes for a Straddle Taxable Period shall be apportioned between two short periods. Taxes attributable to the short period beginning on the opening date of the Straddle Taxable Period and ending at the close of the Effective Date shall be attributed to Seller, and Taxes attributable to the short period beginning on the first day after the Effective Date and ending on the last day of the Straddle Taxable Period shall be attributed to Purchasers and their Affiliates. Taxes shall be apportioned between the two short periods by prorating such Taxes on a daily basis for the Straddle Taxable Period. Purchasers agree to execute and file and/or cause the Companies to execute and file such reasonable consents, elections and other documents and to take such other actions as may be reasonably necessary or appropriate to file, and to enable Seller or its Affiliates to file, all Tax returns for periods ending on or prior to the Effective Date to the extent that such Tax returns include the Companies. Seller agrees to cooperate with Purchasers in the filing of all of the Tax returns for the Companies, the Purchasers, and their Affiliates and to execute and file such reasonable consents, elections and other documents and to take such other actions as may be reasonably necessary or appropriate to file such Tax returns. In addition, Purchasers agree to be responsible for the payment of duties, if any, which are payable or may become due on the sale of the Shares of the Companies by Seller to Purchasers and indemnify Seller against any such liability, except as provided in Article 22.G.

        B. Tax Refunds. Purchasers agree to pay to Seller, or cause the Companies to pay to Seller, any and all Tax refunds received by or credited to the Companies after the Effective Date attributable to periods of the Companies' corporate existence prior to the Effective Date, and to pay such Tax refunds to Seller within ten (10) days after the Companies receives or is credited with such refunds. All other Tax refunds after the Effective Date shall be for the account of Purchasers.

        C. Rights to Contest Tax Claims Before the Payment of Tax. Seller and Purchasers each agree to notify the other promptly in the event that in respect of the Companies (i) an examination of any Tax return is commenced, (ii) a deficiency assessment or other claim is made or asserted by the United States Internal Revenue Service, the Congolese Taxing Authority or any other Taxing authority. In the event Seller is solely responsible for paying the Taxes described in this Article 22 or required to pay Purchasers the amount of such Taxes under any of the terms of this Agreement, Purchasers will permit Seller and will cause the Companies and/or its successor to permit Seller, at Seller's option and expense, to direct the Companies or Purchasers to take whatever actions are reasonably necessary in Seller's judgment to contest and defend any issues which may result in a claim for such Taxes prior to the payment of such Taxes and prior to the payment of the amount of such Taxes to Purchasers. In the event Purchasers and/or the Companies are responsible for paying Taxes described in this Article 22 or required to pay Seller the amount of such Taxes under any of the terms of this Agreement, Seller will permit Purchasers at Purchasers' option and expense, to direct Seller to take whatever actions are reasonably necessary in Purchasers' judgment to contest and defend any issues which may result in a claim for such Taxes prior to the payment of such Taxes and prior to the payment of the amount of such Taxes to Seller. In the event of a claim by any Taxing authority which will adversely affect both Seller, Purchasers and/or the Companies by the liability to pay Taxes and by payments under the terms of this Agreement or, if the liability under such claim cannot be readily ascertained, Seller and Purchasers agree to cooperate fully with each other, each bearing its own expenses, to take whatever action is necessary to contest and defend or to direct the Companies to contest and defend any issue which may result in a claim for Taxes or a payment under the terms of this Agreement prior to the payment of such Taxes and prior to the payment of the amount of such Taxes to Purchasers or Seller.

        D. Right to Litigate for Tax Refunds. If a Tax has been paid to any Taxing authority and, as a result of the payment of such Tax, either Seller or Purchasers incurs a Unity to make payment to the other because of the payment of such Tax, provisions similar to Article 22.B above shall apply to enable the party or parties bearing the burden of the Tax liability to cause the appropriate party to take whatever action is necessary to claim, pursue or litigate with respect to a refund of such Tax. If the entire burden of an increased Tax liability has been borne by Seller or by Purchasers, the right to litigate for or otherwise claim Tax refunds shall be assigned, to the extent it is legally permissible to do so, to the party bearing such economic burden. If any refunds or settlement amounts shall be delivered to the party who did not bear the burden of the Tax liability, such party shall assign such amounts to the party who bore the burden of the Tax liability.

               In the event both Seller and Purchasers jointly bear the economic burden of the payment of any Tax described in this
               Article 22.D, Seller and Purchasers agree to cooperate fully with each other, each bearing its own expenses, to cause the appropriate party to litigate the claim for Tax refund and to share the proceeds of any refund or settlement in proportion to the economic burden previously borne.

        E. Tax Returns. Seller shall be responsible for the preparation and filing of all Tax Returns of the Companies for taxable periods ending on or before the Closing Date. Purchasers shall be responsible for the preparation and filing of all other Tax returns of the Companies for taxable periods ending after the Closing Date.

               Purchasers shall execute and file and/or cause the Companies to execute and file such reasonable consents, elections and other documents and to take such other actions as may be reasonably necessary or appropriate to file, and to enable Seller or its Affiliates to file any Tax returns for which the Seller is responsible. Seller shall execute and file and/or cause its Affiliates to execute and file such reasonable consents, elections, and other documents and to take such other actions as may be reasonably necessary or appropriate to file, and to enable Purchasers, the Companies, or their Affiliates to file any Tax returns for which the Purchasers are responsible.

        F. Payment. All Taxes shall be paid by the party which is legally responsible therefor.

               Upon payment of any Taxes with respect to which a party is entitled to receive indemnification hereunder, such party shall submit an invoice to the indemnifying party stating that such Taxes have been paid and providing in appropriate detail the particulars relating thereto. The indemnifying party shall remit payment for such Taxes promptly upon receipt of such invoice.

        G. Transfer Taxes. Seller will pay any United States sales, use, transfer, or documentary Taxes and recording and filing fees applicable to the transfer of the Shares to Purchasers at Closing.

        H. Election Under Section 338(h)(10). Purchasers shall make an election under section 338(g) of the Code with respect to the Companies. Purchasers and Seller shall make a timely and effective election under section 338(h)(10) of the Code with respect to Purchasers' purchase of the Shares. Purchasers and Seller shall cooperate fully with each other in the making of such election, and Seller's parent, Seller, Purchasers' parents, and Purchasers further agree that they will not take, or cause to be taken, any action in connection with the filing of any Return of the Companies or otherwise which would be inconsistent with or prejudice such elections. In particular, and not by way of limitation, Purchasers shall deliver to Seller all information to enable Seller to prepare Form 8023 and all attachments required to be filed therewith (the "Form"), including the schedule of required data (as provided in Treasury Regulation
               Section 1.338-IT(e)(1) and any other schedules or data required to be attached to the Form. At Closing, the Form shall be duly executed by an authorized person for each Party, and duly and timely filed by the Seller on behalf of the Purchasers and the Seller (as prescribed by Treasury Regulation Section 1.338(h)10-1T). The allocation of purchase price among the assets of the Companies shall be made in accordance with section 338 of the Code and the Treasury Regulations promulgated thereunder and shall be mutually agreed to by the parties.

        I.     Termination of Tax Sharing Agreement

               The Companies' obligations under any tax sharing or tax allocation agreement shall be extinguished as of the Closing Date and such agreement shall be null and void as to the Companies after the Closing Date.

23.     Right of First Refusal

        Guarantors shall, prior to any sale, exchange, transfer, contribution, reorganization, distribution, actual or constructive liquidation, dissolution, lease, farmout, or other disposition of a Company or any of the Shares that would have the effect of causing a Company to cease being a member of its Consolidated Group or any of the assets of a Company or any Separate Unit thereof (other than sales of hydrocarbons or surplus materials or equipment in the ordinary course of business), notify Seller in writing of the terms and conditions of the proposed sale, exchange, transfer, contribution, disposition, reorganization, actual or constructive liquidation, dissolution, lease, farmout, or other disposition and Seller shall then have thirty (30) days to elect to purchase such Shares or assets on such notified terms.

24.     Termination

        A.     This Agreement may be terminated at any time:

               (1) prior to Closing by the written agreement of Seller and Purchasers;

               (2) prior to Closing by Seller or Purchasers, by notice thereof to the other, if the purchase and sale of the Shares contemplated hereby shall not have been consummated by September 15, 1994, or December 13, 1994, if this Agreement has been extended pursuant to Article 8, or such other date, if any, as Seller and Purchasers shall agree in writing, subject to the provisions of
                       Article 5.

        In the event of the termination of this Agreement by either party as provided hereunder, none of the parties shall have any liability hereunder of any nature whatsoever to the other, including any liability for damages; provided that if such termination shall result from the willful failure of one party to fulfill a condition to the performance of the other party hereto or to perform a covenant of this Agreement or from a willful misrepresentation by either party, such party shall be fully liable for any and all actual damages sustained or incurred by the other party, but shall not be liable for indirect, incidental or consequential damages, including without limitation, loss of profit or business interruption.

25.     Survival

        The covenants and agreements set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall, unless otherwise provided herein, survive the date of Closing.

26.     Notices

        A. All notices shall be given in writing and shall be delivered (i) by hand to the party for which intended, (ii) by registered or certified mail, return receipt requested, postage prepaid, (iii) by telex, or (iv) by facsimile, all of which addressed to the party for which it is intended at the following respective addresses or such other address previously furnished in writing by either party:

               To Seller:          Amoco Production Company
                                          501 WestLake Park Boulevard
                                          Houston, Texas 77079
                                          Telephone:  (713) 366-2000
                                          Facsimile:  (713) 366-2139
                                          Attention:  Mr. Martin Zimmerman

              To Purchasers:       Walter International Congo, Inc. and
                                   Walter Congo Holdings Company, Inc.
                                          c/o Walter International, Inc.
                                          1021 Main Street, Suite 2110
                                          Houston, Texas 77002-6502
                                          Telephone:  (713) 756-1100
                                          Facsimile:  (713) 756-1111
                                          Attention:  Mr. F. Fox Benton, Jr.

                                   The Nuevo Congo Company and
                                   The Congo Holdings Company
                                          c/o Torch Energy Advisors Incorporated
                                          1221 Lamar, Suite 1600
                                          Houston, Texas 77010-3039
                                          Telephone:  (713) 650-1246

                                          Facsimile:  (713) 756-1898
                                          Attention:  Mr. Roland Sledge

               To Guarantors:       Walter International, Inc.
                                          1021 Main Street, Suite 2110
                                          Houston, Texas 77002-6502
                                          Telephone:  (713) 756-1100
                                          Facsimile:  (713) 756-1111
                                          Attention:  Mr. F. Fox Benton, Jr.

                                     Nuevo Energy Company
                                           1221 Lamar, Suite 1600
                                           Houston, Texas 77010-3039
                                           Telephone:  (713) 650-1246
                                           Facsimile:  (713) 756-1898
                                           Attention:  Mr. Roland Sledge


        B. The date of service of the notice shall be the date on which notice is received.

27.     No Waiver

        No failure or delay by any party hereto in exercising any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy preclude the exercise of any other right, power, privilege or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing.

28.     Successors and Assigns

        This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. No party to this Agreement shall assign its rights or obligations hereunder without the prior written consent of the other parties hereto.

29.     Governing Law and Dispute Resolution

        A. This Agreement shall be governed by the laws of Illinois excluding any choice of law provisions which would require the application of the law of any other jurisdiction.

        B. Any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

        C. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Article 30, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

        D. Any arbitration shall be conducted before one arbitrator. The arbitrator shall be a licensed practicing attorney who is knowledgeable in the subject matter of the Dispute selected by agreement between the parties hereto. If the parties cannot agree on an arbitrator within 30 days after the request for an arbitration, then any party may request the AAA to select an arbitrator. The arbitrator may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

        E. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law. The arbitrator shall have the power to award recovery of all costs and fees to the prevailing party. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

        F. All fees of the arbitrator and any engineer, accountant or other consultant engaged by the arbitrator, shall be paid by Seller, on the one hand, and the Purchasers, on the other hand, equally unless otherwise awarded by the arbitrator.

30.     Further Assurances and Guaranty

        A. Purchasers and Seller hereby agree to execute all such further instruments and documents, and to take all such other actions, as may be reasonable and appropriate to further effectuate the intent of this Agreement.

        B. The Guarantors, jointly and severally, unconditionally guarantee as if each of them were the primary obligor, the punctual payment and performance of the Purchasers' obligations under this Agreement, the Promissory Note and any other agreement between Purchasers and Seller required by this Agreement.

31.     Headings

        References herein to Articles are to Articles of this Agreement. Article headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of the Agreement for any other purpose.

32.     Severability of Provisions

        Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

33.     Execution in Counterparts

        This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

34.     Entire Agreement

        This Agreement, including the Schedules, represents the entire understanding of the parties, and supersedes and replaces the letter of intent, dated December 2, 1993, as amended, and all other prior agreements, contracts, arrangements and understandings between the parties concerning the subject matter hereof. There are no other terms, conditions, representations or warranties, express or implied, written or oral, except as set forth herein. No amendments, modifications or additions hereto shall be binding unless executed in writing by Purchasers and Seller.

35.     Expenses

        Each party shall pay its own expenses, including consultants', counsels' and public accountants' fees and expenses incurred in any way in connection with this Agreement.

36.     Confidentiality

        Except for any necessary advice to the Congolese government, OPIC, or Purchasers' financial institutions, and except as may be required by law or regulation, the Convention, JOA, or this Agreement, the parties agree to keep confidential this Agreement and the terms and provisions hereof and not to disclose them to any third party without the prior written consent of the parties hereto, provided that after the date of Closing the parties hereto jointly shall issue a public announcement of the sale and purchase of the Shares.

37.     Restricted Transactions

        During the period beginning on the date hereof and ending on the earlier of the Closing or the termination of this Agreement, Seller will not initiate, or solicit any inquiries, offers or proposals by any person other than Purchasers (a "Third Party") with respect to, or participate in, any effort or attempt by any Third Party to do or seek, any transaction of the type contemplated by Article 15.A(4) and 15.A(5). The foregoing shall not apply to the Government or any designee thereof.

38.     No Third Party Beneficiaries

        Nothing expressed or referred to in this Agreement, is intended to or shall be construed to give any person other than Seller, Purchasers or Guarantors any legal or equitable remedy or claim under or with respect to this Agreement.

39.     Compliance with Agreement

        From and after the date of Closing, Purchasers agrees to cause each of the Companies to comply with and faithfully, perform all the terms and provisions of this Agreement applicable to it.

IN WITNESS WHEREOF, the parties have negotiated and duly executed this Agreement at June 30, 1994, on the day and year first written above.


AMOCO PRODUCTION COMPANY


By: /s/ Martin Zimmerman
------------------------
Name:  Martin Zimmerman
Title:  Vice President


WALTER INTERNATIONAL CONGO, INC.


By: /s/ J. C. Walter
------------------------
Name:  J. C. Walter
Title:  President


THE NUEVO CONGO COMPANY


By: /s/ Willard I. Boss
------------------------
Name:  Willard I. Boss
Title:  Vice President


WALTER CONGO HOLDINGS, INC.


By: /s/ J. C. Walter, Jr.
------------------------
Name:  J. C. Walter, Jr.
Title:  President


THE CONGO HOLDINGS COMPANY


By: /s/ Willard I. Boss
------------------------
Name:  Willard I. Boss
Title:  Vice President

WALTER INTERNATIONAL, INC.


By: /s/ J. C. Walter, Jr.
------------------------
Name:  J. C. Walter, Jr.
Title:  President


NUEVO ENERGY COMPANY


By: /s/ Willard I. Boss
------------------------
Name:  Willard I. Boss
Title:  Vice President